Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Separation Agreement”) dated June 30, 2020, is entered into between Robert Lowrey, an individual (the “Employee”) and MGT Capital Investments, Inc., a company incorporated under the laws of Delaware (the “Company”). Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, the Employee and Company entered into that certain Employment Agreement dated March 1, 2018 (the “Employment Agreement”), pursuant to which the Employee served as the Chief Financial Officer of the Company;

WHEREAS, the Employment Agreement expired pursuant to its terms on February 29, 2020, and the Parties relationship was governed pursuant to terms set forth in a letter agreement, dated January 13, 2020 (the “Letter Agreement); and,

WHEREAS, due to the continued deterioration of the Company’s financial health, the Company determined, at its sole discretion, to terminate the Employee without cause.

NOW, THEREFORE, in consideration of the mutual benefits and covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Separation

The Company hereby terminates Employee without cause, effective on June 30, 2020 (the “Separation Date”).

2.    Separation Payments and Benefits

2.1 Within two (2) days of the Release Effective Date (as defined in Section 5.1), Company shall pay Employee $25,000, representing all compensation earned or deferred through the Separation Date, including salary, and unused accrued vacation days.

2.2 Within two (2) days of the Release Effective Date, Company shall pay Employee for unreimbursed business expenses, if any, incurred through the Separation Date;

2.3 Within thirty (30) days of the Release Effective Date, but not before thirty (30) days following the Separation Date, Company shall pay Employee $19,525 for a board-approved payment representing the amount of unreimbursed taxes paid by Employee; and,

2.4 Beginning on the Release Effective Date, provided Employee elects and is eligible for COBRA, Company will pay COBRA health insurance coverage for the Employee and his family members who are currently covered by such insurance, under the same terms of the current insurance policy, for a period beginning on the Separation Date and ending on the earlier of: (i) such time as Employee is eligible for coverage by an employer-sponsored health insurance plan, or, (ii) eighteen (18) months following the Separation Date.

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The Company shall withhold the appropriate amount from the payments under this Section 2 for federal, state, and local tax purposes.

3.    Confidential Information

The Employee acknowledges and agrees that all records with respect to the clients, business associates, consultants, customer or referral lists, contracting parties and referral sources of the Company, intellectual property, products and services developed and rendered by the Employee pursuant to and during the terms of the his employment, and proprietary information not generally known to the public (the “Confidential Information”) are valuable, special and unique and proprietary assets of the Company’s business. The Employee hereby agrees that he will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the sole benefit of and pursuant to written authorization granted by the Company.

Confidential Information shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, trade secrets, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of the Company’s business, the Company’s trade secrets include, without limitation, information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible on-line.

4.    Covenants

4.1. NON-DISPARAGEMENT. The Employee and the Company mutually agree that neither Party will disparage or make false or derogatory statements about each other or any subsidiary or affiliated entity of the Company and any present or past officer, shareholder, director, employee or agent of the Company in their individual or representative capacities (the “Covered Parties”). The Employee or the Company may take actions consistent with the provision for breach of this Separation Agreement, including, without limitation, Section 6.2, should the Employee or the Company, as applicable, determine that the other party has disparaged or made false or derogatory statements about the Employee, the Company or any of the Covered Parties. For the purposes of this Section 4.1, any party notified of a breach herein shall have five (5) business days from notification to cure such breach using commercially available remedies such as permanent removal of the disparaging, false or derogatory Tweets and other posts from social media, and re-posting corrective statements.

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4.2. NO DISCUSSIONS REGARDING COMPANY BUSINESS MATTERS. In furtherance of Section 4.1 and Section 3, Employee shall not discuss with the media or general public (including, but not limited to Company vendors, suppliers, contractual counterparties, customers, suppliers, professional service firms, and Donald Locke) the business policies, operations and practices of the Company or the Covered Parties without written authorization granted by the Company. Nothing in this Section 4.2 is meant to limit Employee from responding to legal subpoenas.

4.2. COOPERATION REQUIRED. After the Separation Date, Employee agrees to use his best efforts to transition and provide Company passwords, files and file access, signatory authorizations, contact information, and other routine requests. Nothing in the foregoing shall require Employee to create new work product or to act in the capacity as an officer of the Company.

5.   Acceptance, Release and Discharge

5.1 Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Robert Ladd, via email to rladd@mgtci.com, no later than 5:00 p.m. on the twenty first (21st) day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Robert Ladd at the address listed above, and delivering it to him no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments and/or benefits shall automatically be deemed null and void.

5.2 The Company, its officers, directors, agents, employees, affiliated and/or related companies, ascendant or descendant companies, and successors-in-interest hereby releases and forever discharges the Employee, his heirs, legatees and assigns, from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from the Employment Agreement and Letter Agreement or this Separation Agreement, including without limitation any and all contractual arrangements, verbal or written, executed by and between the Company and the Employee, and any and all services arising from, relating to, or connected with the Employment Agreement and the Letter Agreement.

5.3 Upon payments in full of all amounts set forth in Sections 2.1 through 2.3, the Employee, his heirs, legatees and assigns, hereby release and forever discharge the Company, its officers, directors, agents, employees, affiliated and/or related companies, ascendant or descendant companies, of and from all claims, demands, actions, suits, proceedings, causes of action, judgments, or litigation, past, present or and/or future, directly or indirectly, related to or arising from Employee’s employment with the Company, the Employment Agreement, the Letter Agreement, and/or the termination of Employee’s employment, including without limitation any and all contractual arrangements, verbal or written, executed by and between the Company and the Employee and any and all services arising from, relating to, or connected with the Employment Agreement and Letter Agreement.

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5.4 Without limiting the generality of the foregoing subparagraph 5.3, this Agreement is intended to and shall release the Company from any and all claims, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the New York State and City Human Rights Laws; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (vii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; (viii) any claims under or related to the Employment Agreement or the Letter Agreement, and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like. The releases set forth in this Agreement are not intended to and do not release the Company from any of its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in paragraphs 5.3 or 5.4, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.    Miscellaneous

6.1. This Separation Agreement constitutes the entire agreement among the Parties relating to its subject matter and supersedes all prior agreements, discussions, negotiations, and representations whether oral or written, related to its subject matter.

6.2. The Employee agrees to hold harmless and indemnify the Company, its subsidiaries and affiliates, and its shareholders, officers, directors, agents and employees (hereinafter the “Injured Party,” as applicable), for any claim, loss, damage, cost and expense, including reasonable attorney’s fees, that the Injured Party may suffer or incur, arising from, in connection with, or relating to, any violation by the former Party, its subsidiaries, affiliates, successors-in interest, shareholders, officers, directors, agents and employees, of any of the undertakings contained in this Separation Agreement.

6.3. Each of the Parties certifies that it or he has actively sought the advice of independent legal counsel in this connection and that it/he voluntarily executed this Separation Agreement with full knowledge and awareness of the contents and consequences thereof.

6.4. Each of the Parties certify that it or he has full powers and authority to execute, conclude, and deliver this Separation Agreement and give full legal force and effect to the release and discharge sought to be effected thereunder.

6.5. The Parties have specifically requested and agreed that this Separation Agreement shall be governed by and interpreted according to the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Any dispute or other litigation brought by the Parties, which arises from or relates to this Separation Agreement, shall be filed in a court of competent jurisdiction in Delaware.

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6.6. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Separation Agreement, or with respect to a claim, dispute, or other matter arising out of or relating to this Separation Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing Party on a claim shall be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing Party’s reasonable attorney’s fees, expert witness fees, and other fees, costs, and expenses of every kind incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

6.7. This Separation Agreement may be executed in any number of counterparts, each of which will constitute an original hereof and all of which together will constitute one and the same instrument. Each counterpart may be delivered by fax or emailed PDF and a faxed or emailed PDF copy is as effective as an original.

6.8. Should any one or more of the provisions of this Separation Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

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IN WITNESS WHEREOF, the undersigned duly authorized, intending to be legally bound, have executed this Separation Agreement on the date first written above.

EMPLOYEE:	MGT CAPITAL INVESTMENTS, INC.

Robert S. Lowrey	Name:	Robert Ladd
	Title:	President and Chief Executive Officer

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